SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and Release (the “Agreement”) is between Katherine Harper (“Employee”) and AgroFresh Solutions, Inc. (“Employer”) and is effective on the eighth day following Employee’s execution of this Agreement provided Employee has not revoked the Agreement (the “Effective Date”).
RECITALS
Employee and Employer previously entered into that certain Employment Agreement, dated as of September 23, 2016 (the “Employment Agreement”); capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Employment Agreement;
Employee’s employment with Employer terminated effective August 29, 2018 (the “Termination Date”);
Employee and Employer desire to define their respective rights and obligations for the future; and
Employee desires to release any claims or causes of action Employee may have against Employer and the other Released Parties (as defined herein).
Now, therefore, for and in consideration of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer agree:
1.Termination. Employee’s employment with Employer will terminate on the Termination Date. Employee will be paid her normal base salary through the Termination Date. Whether or not Employee signs this Agreement, Employee will additionally receive reimbursement for any unreimbursed business expenses properly incurred by Employee in accordance with the Employer’s policy prior to the termination date and her vested Employee Benefits, if any, under the employee benefit plans of the Company, and her accrued but unused vacation pay and paid time off, to the extent not previously paid to Employee (which Employer and Employee agree shall be deemed to be $10,750 for purposes hereof). Employee acknowledges that the payments made pursuant to this Section 1 will be in full satisfaction of all wages, benefits and other compensation owed to Employee for employment or service through the Termination Date. As of the Termination Date, Employee resigns all directorships and other positions she has or may have had with Employer or any of the other Released Parties.
2.Employer’s Obligations to Employee. Provided that Employee executes and does not revoke this Agreement, Employer shall, in full satisfaction of Section 7(c) of the Employment Agreement:
(a)    Pay to Employee an amount equal to 1.5 times her current Base Salary of $456,750, payable in equal installments in accordance with regular payroll procedures established by the Company over a twelve-month period beginning with the first payroll date that occurs on or after the sixtieth (60th) day following the Termination Date (subject to any applicable withholding taxes);
(b)    If Employee elects continued coverage for herself or her eligible dependents under any of the Employer’s health plans pursuant to COBRA, for each month during which such coverage is in effect (but not more than twelve (12) months), pay to Employee or the applicable insurance provider an amount equal to the difference between the premium paid for such COBRA coverage and the premium charged by the Employer to an active employee for comparable coverage, which monthly amount shall be payable over a 12-month period (or shorter period to the extent the Employee elects COBRA coverage for less than 12 months), beginning with the first payroll date that occurs on or after the sixtieth (60th) day following the Termination Date;
(a)    Employer will provide Employee with executive-level transition services through Right Management for a period not to exceed twelve (12) months after Employee’s Termination Date. Employer shall pay the fees associated with such services directly to Right Management; and
(b)    Employer shall reimburse Employee up to $15,000 for annual tax preparation and financial planning expenses incurred by Employee during the 2018 calendar year, subject to Employer’s receipt of invoices evidencing such payments by Employee (which invoices Employer acknowledges receipt of as of the date hereof).
3.    Prior Rights and Obligations. Except as herein set forth, this Agreement extinguishes all rights, if any, which Employee may have, and obligations, if any, of Employer and its affiliates, contractual or otherwise, (a) relating to the employment, service or termination of employment of Employee with Employer or its affiliates, or (b) under the Employment Agreement, any employment contract or other plan with Employer or its affiliates, including but not limited to any severance plan, policy or practice. Employee agrees that the above amounts are the only amounts that will be paid in connection with Employee’s termination of employment or service and fully satisfy Employer’s and its affiliates’ obligations to Employee under the Employment Agreement, that Employee is not entitled to or owed any other severance benefits or compensation arising out of the employment, service or termination of employment of Employee with Employer, and that Employee is receiving benefits under this Agreement that Employee would not be entitled to but for the execution of this Agreement. Without limiting the generality of the foregoing, Employee acknowledges and agrees that Employer has no further obligations with respect to the life insurance policy provided pursuant to the terms of Section 5(b) of the Employment Agreement.
4.    Employer Assets. Employee hereby represents and warrants that Employee has no claim or right, title or interest in, or possession of, any property or assets of Employer or its affiliates. Promptly after the execution of this Agreement, to the extent Employee has not already done so, Employee shall deliver to Employer any such property or assets in Employee’s possession or control, including, without limitation, any information technology equipment, keys and security cards issued to Employee by Employer, and all electronically stored information (or information derived therefrom) (including disclosing to Employer electronic user IDs and passwords).

5.    Waiver and Release of All Claims. In consideration of and in return for the benefits stated in this Agreement, Employee agrees to and hereby does release the Employer and its affiliates, and each of their current and former directors, officers, employees, agents, investors, predecessors and successors in interest, and all benefit plans sponsored by any of them, and all fiduciaries for such benefits plans, past or present (collectively, the “Released Parties” and individually, a “Released Party”), individually and collectively, from liability for any and all claims, damages, and causes of action of any kind from the beginning of time through the date Employee signs this Agreement, including but not limited to (a) any and all claims or causes of action arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq. (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (“ERISA”), the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform Act; (b) any and all claims or causes of action arising under any other federal, state or local laws including but not limited any such claims arising under the Pennsylvania Human Relations Act; and (c) any and all claims for breach of the Employment Agreement, any Equity Agreement (as defined below) or any contract, agreement, plan, policy, or practice, whether oral or written between Employee and any Released Party (all of the foregoing, the “Released Claims”).
This Agreement does not prohibit Employee from filing a complaint with the EEOC or other governmental agency making a good faith report of possible violations of applicable law to any governmental agency or from cooperating with any governmental investigation. However, Employee acknowledges that by reason of her waiver and release of claims, she shall not be entitled to relief resulting from any such complaint or report, except and only to the extent as may otherwise be required by applicable law. This Agreement and Employee’s release does extend to any of the Released Claims brought by any organization, governmental agency, or person on behalf of Employee or as a class action under which Employee may otherwise have a right or benefit and Employee agrees that she is not entitled to, has waived, and will not accept any such relief.
Except as expressly provided herein, the waiver and release provisions of this Agreement do not apply to any rights or claims for age discrimination that may arise after the effective date of this Agreement. Further, this Agreement does not prohibit Employee from filing a claim to challenge the validity of her release of claims under the ADEA or any claim for breach of this Agreement, or as permitted by the rules of, or any programs administered by, the Securities and Exchange Commission.
6.    Equity Agreements. All awards previously granted to Employee pursuant to the terms of the AgroFresh Solutions, Inc. 2015 Incentive Compensation Plan, as amended (the “Equity Plan”) shall continue to be governed by the applicable terms of the applicable Award Agreements (as such term is defined in the Equity Plan) (the “Equity Agreements”) and the Equity Plan; provided that, notwithstanding anything to the contrary contained in the Equity Plan or the Equity Agreement governing Employee’s option to purchase up to 74,488 shares of common stock granted effective as of October 3, 2016, such options shall be deemed to be fully vested as of the Termination Date. For the avoidance of any doubt, the attached Appendix A, which is fully incorporated into this Agreement, contains a true and accurate description of all equity awards granted to Employee and the portion thereof, if any, that is vested as of each of the Termination Date (it being understood and agreed that any unvested portions of such awards as of the Termination Date have been forfeited). Further, the Employer or its applicable Committee hereby approves the use of a cashless exercise option with respect to any such vested stock options Employee elects to exercise, whereby Employee may elect to pay the exercise price and applicable withholding therefor by means of the withholding and forfeiture of shares of common stock otherwise deliverable pursuant to the option having a Fair Market Value (as such term is defined in the Equity Plan) equal to (i) the aggregate exercise price of the shares for which the option is being exercised plus (ii) any applicable withholding taxes. Employee acknowledges that all such vested options shall terminate and be null and void if and to the extent not exercised by Employee within three months of the Termination Date, in accordance with the terms and provisions of the applicable Equity Agreements. The parties agree that Employee shall notify the General Counsel for the Employer of any election to exercise vested options pursuant to the terms hereof and the applicable Equity Agreement and that the date of receipt of any such election to exercise that is provided in accordance with the terms hereof and the applicable Equity Agreement shall be used to determine the value of shares necessary to effectuate the cashless exercise. Employer will instruct Employer’s transfer agent to deliver shares owed to Employee as soon as administratively practicable following the date of exercise, but no later than thirty (30) days following the date of exercise.
7.    Confidentiality. Employee agrees not to disclose the terms of this Agreement to any other person, except that Employee may disclose such terms to Employee’s attorney, financial advisors and/or tax accountants, and members of Employee’s immediate family. Employee agrees to refrain from making public or private statements or comments relating to any of Released Parties which are derogatory, disparaging, or which may tend to injure any such party or person in its or their business, or public or private affairs, unless required by law. Employer agrees that its Senior Leadership Team will refrain from making public or private statements or comments relating to Employee which are derogatory, disparaging, or which may tend to injure such person in their business, or public or private affairs, unless required by law.
1.    References. Employee agrees to direct all reference requests from potential employers to the General Counsel for Employer, who can confirm Employee’s position held, dates of employment, and salary or rate of pay. In the event any potential employer calls anyone on the Senior Leadership Team of Employer (other than the Employer’s General Counsel) for a reference on Employee, the Employer agrees that such member of the Senior Management Team will not provide any information, but instead will refer the call to the General Counsel for Employer.
2.    Affirmation of Continuing Duties. In accordance with Employee’s existing and continuing obligations, Employee agrees to abide by and acknowledges the enforceability of certain covenants under the Employment Agreement, including Sections 8, 9, 10 and 11(j) of the Employment Agreement. This includes, without limitation, to the extent Employee has not already done so, promptly after the execution of this Agreement, delivering to Employer all confidential information in accordance with the Employment Agreement. Employee acknowledges that her compliance with these continuing obligations in the Employment Agreement and the confidentiality and non-disparagement provisions herein is a condition to her receipt of the benefits provided under this Agreement. In addition to any other legal or equitable remedies Employer may have, in the event that Employee violates Sections 8 or 9 of the Employment Agreement, Employer shall be entitled to cease payment of any amounts due under this Agreement. Employer agrees to abide by and acknowledges the enforceability of Sections 7(g) and 11(n) of the Employment Agreement, which remain in effect.
3.    Exclusive Benefits. Employee agrees and acknowledges that the only benefits associated with the termination of Employee’s employment with Employer to which Employee is entitled are the benefits stated in this Agreement (including those sections of the Employment Agreement and Equity Agreements incorporated by reference) and that Employee is not entitled to any additional benefits under any other policy, plan or agreement of Employer or any of its affiliates in connection with Employee’s termination.
4.    Unenforceable Provisions. In the event that any provision of this Agreement is determined in the future to be invalid, void or unenforceable for any reason, such determination shall not affect the validity and enforceability of all remaining provisions of this Agreement. The only exception is that upon a determination that Employee’s agreements contained in Section 5 above (the release and waiver of all claims) are unenforceable, Employer shall have the right to discontinue payments until Employee signs a new enforceable release and waiver of claims in a form reasonably satisfactory to Employer, unless Employee’s agreements in Section 5 are voided due to Employee’s challenge of the enforceability of such provision, in which case the entire Agreement shall be voidable, at the option of Employer, thereby requiring, to the extent permitted by applicable law, the return to Employer of all payments given in consideration for those release provisions.
5.    Choice of Law. This Agreement shall be governed by and construed and enforced, in all respects, in accordance with the law of the Commonwealth of Pennsylvania, without regard to the principles of conflict of law of such state, except as preempted by federal law.
6.    Merger. This Agreement supersedes, replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Employee and Employer and constitutes the entire agreement between Employee and Employer with respect to the subject matter of this Agreement (including any contrary provision in the Employment Agreement), other than those portions of the Employment Agreement and Equity Agreements incorporated herein by reference. This Agreement may not be changed or terminated orally, and no change, termination or waiver of this Agreement or any of the provisions herein contained shall be binding unless made in writing and signed by all parties, and in the case of Employer, by an authorized officer.
7.    Rights under the Age Discrimination in Employment Act. Employee acknowledges and agrees that she has at least twenty-one (21) days to review this Agreement; she has been advised by Employer to consult with an attorney regarding the terms of this Agreement prior to executing it; if she executes this Agreement, she has seven days following the execution of this Agreement to revoke this Agreement (by providing written notice to Employer before 5:00 p.m. on the seventh day); this Agreement shall not become effective or enforceable until the revocation period has expired; she does not, by the terms of this Agreement, waive claims or rights that may arise under the ADEA after the date she executes this Agreement; she is receiving, pursuant to this Agreement, consideration in addition to anything of value to which she is already entitled; and she understands this Agreement and it is written in such a manner that she understands her rights and obligations under the Agreement.
8.    Agreement Voluntary; No Reliance. Employee acknowledges and agrees that Employee has carefully read this Agreement and understands that it is a release of all claims, known and unknown, past or present including all claims under the ADEA. Employee warrants that she is executing this Agreement without any representation of any kind or character not expressly set forth herein.
9.    No Admissions. The parties expressly understand and agree that the terms of this Agreement are contractual and not merely recitals and that the agreements herein and consideration paid are to compromise doubtful and disputed claims, avoid litigation, and buy peace, and that no statement or consideration given, nor offer of same, shall be construed as an admission of any claim by either party, such admissions being expressly denied.
10.    Further Actions. Employee agrees to execute such additional documents as may reasonably be required by Employer to effectuate her termination of employment and the implementation of this Agreement. Without limiting the generality of the foregoing, Employee agrees to sign such resignation letters as may be requested by Employer from time to time to document that Employee no longer serves as an officer of Employer or any subsidiary of Employer effective on the Termination Date.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, effective as provided above.

EMPLOYEE

/s/ Katherine Harper
Katherine Harper

Date: October 15, 2018

EMPLOYER

AgroFresh Solutions, Inc.

By: /s/ Jordi Ferre
Name:    Jordi Ferre
Title:    Chief Executive Officer

APPENDIX A TO SEPARATION AGREEMENT AND GENERAL RELEASE

	Effective Grant Date	Shares/Options Granted	Exercise Price	Total Shares/Options Vested on Termination Date
Sign-On Awards	October 3, 2016
Restricted Stock Units (RSUs)		74,488		16,398(1)
Stock Options		74,488	$5.37	74,488

2017 Long Term Incentive Awards	March 31, 2017
RSUs		38,650		8,896(2)
RSUs		7,750		1,783(3)
Stock Options		51,500	$4.37	51,500
Stock Options		10,300	$4.37	10,300
Performance Stock Units (PSUs)		64,400		0
PSUs		12,900		0

2018 Long Term Incentive Awards	March 29, 2018
RSUs		27,950		0
Stock Options		37,300	$7.35	37,300
PSUs		46,600		0

(1)    Net of 8,431 shares previously forfeited in satisfaction of Employee’s tax obligations.
(2)    Net of 3,987 shares previously forfeited in satisfaction of Employee’s tax obligations.
(3)    Net of 800 shares previously forfeited in satisfaction of Employee’s tax obligations.